Exhibit 11

               [DECHERT LLP]

               November 4, 2003

BOSTON         Board of Directors
               Eclipse Funds Inc.
BRUSSELS       51 Madison Avenue
               New York, New York 10010
FRANKFURT
               Re: Eclipse Funds Inc., on behalf of Eclipse Bond Fund
HARRISBURG
               Dear Ladies and Gentlemen:
HARTFORD
               We have acted as counsel to Eclipse Funds Inc., a Maryland
LONDON         corporation (the "Company"), and we have a general familiarity with the Company's business operations, practices and procedures.
LUXEMBOURG     You have asked for our opinion regarding the issuance of shares of beneficial interest by the Company in connection with the
NEW YORK       acquisition by Eclipse Bond Fund, a series of the Company, of the assets of Eclipse Core Bond Plus Fund, also a series of the
NEWPORT BEACH  Company, which were registered on a Form N-14 Registration
               Statement (the "Registration Statement") filed by the Company on
PALO ALTO      October 1, 2003 with the U.S. Securities and Exchange Commission.

PARIS          We have examined originals or certified copies, or copies
               otherwise identified to our satisfaction as being true copies, of
PHILADELPHIA   various corporate records of the Company and such other
               instruments, documents and records as we have deemed necessary in
PRINCETON      order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us
SAN FRANCISCO  and the correctness of all statements of fact contained in those documents.
WASHINGTON
               Very truly yours,

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